As filed with the Securities and Exchange Commission on October 14, 2022

Registration No. 333-258174

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

to

FORM S-3

REGISTRATION STATEMENT NO. 333-258174

UNDER

THE SECURITIES ACT OF 1933

Forma Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

37-1657129

(I.R.S. Employer Identification Number)

300 North Beacon Street, Suite 501

Watertown, Massachusetts

(617) 679-1970

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ulrich Christian Otte

President

Forma Therapeutics Holdings, Inc.

300 North Beacon Street, Suite 501

Watertown, Massachusetts 02472

(617) 679-1970

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William H. Aaronson

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Forma Therapeutics Holdings, Inc., a Delaware corporation (“Forma”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-258174), which was automatically declared effective on July 26, 2021, as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No.  2 on Form S-3 filed on March 1, 2022, in relation to the registration of up to $400,000,000 in aggregate principal amount of Forma’s common stock, par value $0.001 (“Common Stock”), preferred stock, par value $0.001 (“Preferred Stock”), debt securities, warrants and/or units .

On August 31, 2022 Forma entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Novo Nordisk A/S, a Danish aktieselskab (“Novo”), and NNUS New Dev, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Novo (“Purchaser”). Pursuant to the Merger Agreement, on October 14, 2022, Purchaser merged with and into Forma with Forma surviving the merger as a wholly-owned indirect subsidiary of Novo.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Forma has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by Forma in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Forma hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

FORMA THERAPEUTICS HOLDINGS, INC.

By:	/s/ Ulrich Christian Otte
Name: Ulrich Christian Otte
Title: President